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                                                                  Exhibit 10.20

                          [KAUFMAN & BROAD LETTERHEAD]


BRUCE KARATZ
Chairman and
Chief Executive Officer

        October 5, 1996


        Albert Praw
        3350 Scadlock Lane
        Sherman Oaks, CA 91403

        Dear Albert:

        Sincere congratulations on your recent promotion to Senior Vice President, Regional General Manager. I am extremely excited about the future of our Company with this new structure. With your talent, skills and energy I am confident that we will not only meet, but exceed our future goals!

        In light of your promotion, I am pleased to confirm the following changes in your compensation which will become effective December 1, 1996.

        Title/Position:         Senior Vice President, Regional General Manager
                                South Region

        Base Salary:            $250,000

        Auto Allowance:         $500 per month and gasoline credit card for
                                business use.

        Auto Insurance:         Up to $1,000 reimbursement per year for your
                                primary business vehicle.

        Fiscal Year 1997 Incentive Compensation:

        For fiscal year 1997 (ending November 30, 1997), subject to the provisions below, you will be eligible for a Discretionary Incentive Award based on profits and the degree of success achieved in meeting specific mutually agreed upon goals. At achievement of business plan and with expected performance by you, your discretionary award will range from 0 to 60% of your base salary. Your individual performance shall be judged at the sole discretion of company management. In addition, you will be eligible to receive 5% of your Region's incentive compensation pool. The Region's pool (excluding Multi-Housing) will be generated based on 7.5% of the total pretax of all divisions within the region including KBMC pre-tax. The Multi-Housing contribution will be based on 8% of that division's pre-tax. In addition, an "ROI Modifier" will be applied to the incentive pool



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based on  the divisions' ROI pre-tax performance. As you know, a Customer
Satisfaction rating will also effect the incentive compensation pool.

The incentive award(s) described above shall only be earned in a lump sum after your continuous employment with the Company through the expected payment date in January, 1998. Earning of this incentive award is contingent upon such continuous employment with the Company through the January, 1998 payment date. If you leave the Company or if your employment is terminated for any reason before such date, you will not have earned any portion of the incentive award.

Restricted Stock: Should your total cash compensation (1997 base and earned incentive) exceed $750,000, any amounts over $750,000 will be received in the form of restricted stock. The stock will (cliff vest) two years from the award date.

If additional incentive compensation is earned via the ROI modifier, the amount earned over target performance will also be paid in the form of restricted stock. The stock will (cliff vest) two years from the award date.

Stock Options: Additionally, you have been granted 25,000 shares of stock options as of September 26, 1997 at a price of $13.13. These options will vest over a three year period, and become fully vested on September 26, 2000.

Benefits Program: You will continue to be covered under the Comprehensive Executive Benefits Program. If you have any questions regarding any of these benefits please contact Kathy Knoblauch in Human Resources.

Executive Commitment:

a. During the performance of your duties on behalf of the Company, you will receive and be entrusted with certain confidential and/or secret information of a proprietary nature. You agree not to disclose or use, during your employment or anytime thereafter, any such information which is not otherwise publicly available.

b. Accordingly, you will not make any public statements concerning Kaufman and Broad Home Corporation or any of their affiliates or subsidiaries regarding your employment, unless previously approved by the Company.

c. You agree that in the event of your termination, you will not for a period of one year thereafter employ nor seek to employ any person employed by Kaufman and Broad Home Corporation or any of their affiliates or subsidiaries.

d. You agree that during the term of your employment you will not engage, as owner, part owner, stockholder (other than passive), director, joint venturer, or otherwise, in any business competitive with Kaufman and Broad Home Corporation or any of their affiliates or subsidiaries. Nothing in this paragraph d. shall prevent you from

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        obtaining normal employment (after the termination of your employment with the Company), in general industry, or housing industry as long as you comply with the provisions of this letter.

Employment at Will; Termination: Nothing in this letter shall be construed as an employment contract obligating the Company (expressly or implicity) to employ you for any specified period of time. Either party has the right to terminate the employment relationship at any time with or without cause.

Limitation: The compensation described in the preceding paragraphs represents our entire obligation to you during the term of your employment. Kaufman and Broad shall have no obligation to pay any compensation (in any form or any kind) to you in excess of the above described compensation unless our Human Resources Department has verified such increased compensation and processed a personnel change notice reflecting such increase.

Entire Agreement: This letter together with the documents referenced herein contain all of the agreements and understandings regarding your employment and the obligations of Kaufman and Broad in connection with employment. Kaufman and Broad has not made, nor are you relying upon any oral or written promises or statements made by Kaufman and Broad or any agent of Kaufman or Broad except as expressly set forth herein. This letter supersedes any and all prior agreements and understandings between you and Kaufman and Broad and alone expresses the agreement of the parties. This letter containing all of the agreements and understandings regarding your employment cannot be amended other than in writing by Kaufman and Broad.

Albert, again I am delighted to have you on the Executive Committee team in a heightened leadership role. I look forward to working more closely with you and to the success we can all achieve!

Best regards,

/s/ BRUCE KARATZ

Bruce Karatz
Chairman, President & CEO



Agreed to and Acknowledged by:

/s/ ALBERT PRAW
------------------------------
Albert Praw             Date